Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Oiltanking Partners Delivers Record Financial Results for the Fourth Quarter and Full Year 2013

HOUSTON — February 24, 2014 — Oiltanking Partners, L.P. (NYSE: OILT) (the “Partnership”) today reported fourth quarter 2013 net income of $34.5 million, or $0.69 per common unit, an increase of 127% over fourth quarter 2012 net income of $15.2 million, or $0.30 per unit. Net income for the full year of 2013 increased 87% to $117.1 million, or $2.45 per common unit, compared to net income for the full year of 2012 of $62.6 million, or $1.57 per unit.

Adjusted EBITDA increased 113% to $42.2 million for the fourth quarter of 2013, compared to $19.8 million for the fourth quarter of 2012. Adjusted EBITDA for the year 2013 increased 80% to $145.3 million compared to $80.6 million for 2012. Adjusted EBITDA, which is a financial measure not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), is defined and reconciled to net income in the financial tables below.

“The fourth quarter capped a year of records and milestones for the Partnership,” said Anne-Marie Ainsworth, President and Chief Executive Officer of the Partnership’s general partner. “In addition to across-the-board record results for revenues, net income, adjusted EBITDA and distributable cash flow, we successfully achieved key operational milestones last year by increasing our storage capacity by 23% and exceeding one million barrels of throughput per day.”

The Partnership’s revenues increased by approximately $26.1 million, or 77%, to $60.2 million during the fourth quarter of 2013 compared to the same period in 2012, due to higher storage service fee revenues, throughput fee revenues and ancillary service fee revenues. Storage service fee revenue grew by $9.0 million due to new storage capacity of approximately 4.1 million barrels placed into service throughout 2013 and, to a lesser extent, higher contract rates. Throughput fee revenues grew by $15.3 million during the fourth quarter of 2013 due, in large part, to an increase in fees related to liquefied petroleum gas (“LPG”) exports at our Houston terminal and, to a lesser extent, fees generated on pipelines placed into service in the first quarter of 2013. A significant proportion of the increase in throughput fees was attributable to amounts we received under a margin sharing arrangement with our customer; the margin sharing fees received were in addition to the volume-based throughput fees we earned under that arrangement.

Operating expenses during the fourth quarter of 2013 were $12.1 million, increasing by $2.7 million compared to the same period in 2012, primarily due to higher costs associated with operations personnel, repairs and maintenance, power and fuel, property taxes and insurance. Selling, general and administrative expenses during the fourth quarter of 2013 were $5.8 million, increasing by $1.0 million compared to the same period in 2012, primarily due to an increase in the fixed fee charged to us under our services agreement with our general partner and its affiliate.

On January 7, 2014, we announced an expanded terminal agreement with Enterprise Products Partners, L.P. to further increase exports of LPG at the Partnership’s terminal on the Houston Ship Channel. Already one of the world’s largest, the LPG export terminal is expected to have total loading capacity of more than 16 million barrels per month of low-ethane propane and/or butane if the expansion is completed as planned by year-end 2015. Under the expanded agreement with Enterprise, the Partnership will provide additional dock capacity to load LPG vessels and land for Enterprise to expand its export facility. The expanded agreement amends the agreement previously announced in March 2013, and has a 50-year term beginning on February 1, 2014. The Partnership will continue to earn volume-based throughput fees and participate in margin sharing on all customer vessels loaded at our Houston facility under the expanded agreement.

“In 2014, we expect to deliver continued growth by executing on our previously announced capital projects and capitalizing on our substantial organic growth opportunities,” commented Ms. Ainsworth. “As part of our ongoing Appelt expansion projects, we expect to add another 3.7 million barrels of storage in 2014 and 2015 to our nearly 22 million barrels of current capacity. In addition, we expect to complete the 24-inch pipeline to Crossroads Junction, providing our terminal customers access to the origination point of Shell Pipeline’s Houston-to-Houma pipeline. Based on our current plans, we expect to spend between $230 million and $250 million on capital expenditures in 2014.”

During 2014, construction will continue on the 36-inch pipeline to Crossroads Junction, which is expected to be completed by the end of the first quarter of 2015. We anticipate commencing construction on 3.1 million barrels of storage capacity as part of our Appelt III expansion project during the third quarter of

2014, after all relevant permits have been obtained. We expect to place the additional tanks into service during the fourth quarter of 2015 and first quarter of 2016. When the Appelt II and III expansion projects have been completed, the Partnership’s total storage capacity is projected to be nearly 29 million barrels.

“We remain focused on expansion opportunities that will deliver continued growth in distributable cash flow per unit to our investors,” added Ainsworth. “Our low leverage and robust distribution coverage give us substantial financial flexibility as we continue to evaluate more than $400 million in potential capital projects and acquisitions.”

On January 21, 2014, the Partnership declared an increase in its quarterly cash distribution to $0.47 per unit, or $1.88 per unit on an annualized basis, for all of its outstanding limited partner units. The fourth quarter distribution represents our ninth consecutive quarterly increase since going public in the third quarter of 2011, a 6% increase over the distribution of $0.445 per unit for the third quarter of 2013 and a 21% increase over the distribution of $0.39 per unit for the fourth quarter of 2012. The $20.7 million fourth quarter 2013 cash distribution was paid on February 14, 2014. Distributable cash flow for the fourth quarter of 2013 provided distribution coverage of 1.88 times the amount needed for the Partnership to fund the quarterly distribution to both the general and limited partners and incentive distribution rights. The Partnership will retain cash flow in excess of distributions paid to fund, in part, announced expansion projects.

Distributable cash flow and distribution coverage ratio, which are non-GAAP financial measures, are defined and reconciled to net income in the financial tables below.

Conference Call
The Partnership will hold a conference call to discuss its fourth quarter 2013 financial results on February 25, 2014, at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). To participate in the call, dial (480) 629-9722 and ask for the Oiltanking call prior to the start time, or access it live over the internet at www.oiltankingpartners.com on the “Investor Relations” page of the Partnership’s website.

A replay of the audio webcast will be available shortly after the call on the Partnership’s website. A telephonic replay will be available through March 7, 2014 by calling (303) 590-3030 and using the pass code 4666713#.

Oiltanking Partners, L.P. is a growth-oriented master limited partnership engaged in independent storage and transportation of crude oil, refined petroleum products and liquefied petroleum gas. We are the logistics provider of choice to major integrated oil companies, distributors, marketers and chemical and petrochemical companies. Our core assets are strategically located along the Gulf Coast of the United States on the Houston Ship Channel and in Beaumont, Texas. For more information, visit www.oiltankingpartners.com.

Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect the Partnership’s current expectations, opinions, views or beliefs with respect to future events, based on what it believes are reasonable assumptions. No assurance can be given, however, that these events will occur. Important factors that could cause actual results to differ from forward-looking statements include, but are not limited to: adverse economic or market conditions, changes in demand for the products that we handle or for our services, increased competition, changes in the availability and cost of capital, operating hazards and the effects of existing and future government regulations. These and other significant risks and uncertainties are described more fully in the Partnership’s filings with the U.S. Securities and Exchange Commission (the “SEC”), available at the SEC’s website at www.sec.gov. The Partnership has no obligation and, except as required by law, does not undertake any obligation, to update or revise these statements or provide any other information relating to such statements.

Use of Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. The Partnership believes investors benefit from having access to the same financial measures used by its management. These non-GAAP financial measures are commonly employed by management, financial analysts and investors to evaluate our performance from period to period and to compare our performance with the performance of our peers.

The Partnership defines Adjusted EBITDA as net income before net interest expense, income tax expense, depreciation and amortization expense and other income, as further adjusted to exclude certain other items management deems appropriate, including gains and losses on disposals of fixed assets and property casualty indemnification. Adjusted EBITDA is a non-GAAP supplemental financial performance measure management and other third parties, such as industry analysts, investors, lenders and rating agencies, may use to assess: (i) the Partnership’s financial performance as compared to the performance of its peers, without regard to historical cost basis or financing methods, and (ii) the viability of proposed projects and acquisitions and determine rates of returns on investment in various opportunities. The GAAP measure most directly comparable to Adjusted EBITDA is net income. Adjusted EBITDA has important limitations as an analytical tool because it excludes some but not all items affecting net income.

Distributable cash flow is another non-GAAP financial measure used by the Partnership’s management. The Partnership defines distributable cash flow as net income before (i) depreciation and amortization expense; (ii) gains or losses on disposal of fixed assets and property casualty indemnification; and (iii) other (income) expense; less maintenance capital expenditures. Maintenance capital expenditures are capital expenditures (as defined by GAAP) resulting from improvements to and major renewals of existing assets. Such expenditures serve to maintain existing operations but do not generate additional revenues. Management believes distributable cash flow is useful to investors because it removes non-cash items from net income and provides visibility regarding the Partnership’s cash available for distribution to unitholders.

The Partnership defines distribution coverage ratio for any given period as the ratio of distributable cash flow during such period to the total distribution payable to all unitholders, the general partner interest and incentive distribution rights.

The Partnership defines the ratio of debt to Adjusted EBITDA for any given period as the ratio of total outstanding debt, including the current portion at the end of such period, to Adjusted EBITDA for the latest twelve month period.

Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA should not be considered alternatives to net income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with GAAP. The presentation of these measures may not be comparable to similarly titled measures of other companies in the industry because the Partnership may define these measures differently than other companies.

Please see the attached reconciliations of Adjusted EBITDA, distributable cash flow, distribution coverage ratio and the ratio of debt to Adjusted EBITDA.

Contact Information:

Mark Buscovich
Manager, FP&A and IR
ir@oiltankingpartners.com
(855) 866-6458

— Tables to Follow —

OILTANKING PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)
(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Revenues	$60,154	$34,061	$210,950	$135,497
Costs and expenses:
Operating	12,127	9,386	43,910	36,025
Selling, general and administrative	5,792	4,841	21,765	18,856
Depreciation and amortization	5,600	3,828	20,407	15,901
(Gain) loss on disposal of fixed assets	(176)	—	(329)	13
Gain on property casualty indemnification	(303)	—	(303)	—
Total costs and expenses	23,040	18,055	85,450	70,795
Operating income	37,114	16,006	125,500	64,702
Other income (expense):
Interest expense	(2,246)	(560)	(7,393)	(1,654)
Interest income	26	2	30	33
Other income	1	66	13	140
Total other expense, net	(2,219)	(492)	(7,350)	(1,481)
Income before income tax expense	34,895	15,514	118,150	63,221
Income tax expense	(383)	(336)	(1,087)	(576)
Net income	$34,512	$15,178	$117,063	$62,645

Allocation of net income to partners:
Net income allocated to general partner	$7,623	$237	$22,096	$1,489
Net income allocated to common unitholders	$14,287	$5,807	$48,326	$30,578
Net income allocated to subordinated unitholders	$12,602	$5,807	$46,641	$30,578

Earnings per limited partner unit:
Common unit (basic and diluted)	$0.69	$0.30	$2.45	$1.57
Subordinated unit (basic and diluted)	$0.65	$0.30	$2.40	$1.57

Weighted average number of limited partner units outstanding:
Common units (basic and diluted)	20,580	19,450	19,735	19,450
Subordinated units (basic and diluted)	19,450	19,450	19,450	19,450

OILTANKING PARTNERS, L.P.
CONSOLIDATED BALANCE SHEETS
(In thousands, except unit amounts)
(Unaudited)

	December 31,
	2013	2012
Assets:
Current assets:
Cash and cash equivalents	$17,332	$7,071
Receivables:
Trade	18,013	12,160
Affiliates	127	615
Other	613	313
Notes receivable, affiliate	100,000	28,000
Prepaid expenses and other	1,502	1,290
Total current assets	137,587	49,449
Property, plant and equipment, net	585,826	418,289
Intangible assets	3,739	—
Other assets, net	1,822	1,482
Total assets	$728,974	$469,220
Liabilities and partners’ capital:
Current liabilities:
Accounts payable and accrued expenses	$38,104	$29,399
Current maturities of long-term debt, affiliate	2,500	2,500
Accounts payable, affiliates	4,264	2,049
Total current liabilities	44,868	33,948
Long-term debt, affiliate, less current maturities	188,300	146,800
Deferred revenue	2,159	2,544
Total liabilities	235,327	183,292
Commitments and contingencies
Partners’ capital:
Common units (22,049,901 and 19,449,901 units issued and outstanding at December 31, 2013 and 2012, respectively)	418,435	248,176
Subordinated units (19,449,901 units issued and outstanding at December 31, 2013 and 2012)	50,611	36,354
General partner’s interest	24,601	1,398
Total partners’ capital	493,647	285,928
Total liabilities and partners’ capital	$728,974	$469,220

OILTANKING PARTNERS, L.P.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2013	2012
Cash flows from operating activities:
Net income	$117,063	$62,645
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,407	15,901
(Gain) loss on disposal of fixed assets	(329)	13
Gain on property casualty indemnification	(303)	—
Amortization of deferred financing costs	196	165
Changes in assets and liabilities:
Trade and other receivables	(5,850)	(6,599)
Federal income taxes due to parent	—	(1,210)
Prepaid expenses and other assets	(523)	(57)
Accounts receivable/payable, affiliates	2,703	1,682
Accounts payable and accrued expenses	(248)	2,847
Deferred revenue	1,185	(133)
Total adjustments from operating activities	17,238	12,609
Net cash provided by operating activities	134,301	75,254
Cash flows from investing activities:
Issuance of notes receivable, affiliate	(111,000)	(52,000)
Collections of notes receivable, affiliate	39,000	39,300
Payments for purchase of property, plant and equipment	(180,672)	(149,827)
Proceeds from sale of property, plant and equipment	440	—
Purchase of intangible assets	(3,739)	—
Net cash used in investing activities	(255,971)	(162,527)
Cash flows from financing activities:
Borrowings under loan agreement, affiliate	50,000	125,000
Borrowings under credit agreement, affiliate	100,000	6,000
Payments under notes payable, affiliate	(2,500)	(2,500)
Payments under credit agreement, affiliate	(106,000)	—
Net proceeds from issuance of common units	154,317	—
Debt issuance costs	(225)	(1,250)
Contribution from general partner	3,271	—
Distributions paid to partners	(66,932)	(56,742)
Net cash provided by financing activities	131,931	70,508
Net increase (decrease) in cash and cash equivalents	10,261	(16,765)
Cash and cash equivalents — Beginning of period	7,071	23,836
Cash and cash equivalents — End of period	$17,332	$7,071

OILTANKING PARTNERS, L.P.
SELECTED OPERATING DATA
(Unaudited)

Operating data:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012
Storage capacity, end of period (mmbbls) (1) (3)	21.7	17.7	21.7	17.7
Storage capacity, average (mmbbls) (3)	21.1	17.7	19.3	17.6
Terminal throughput (mbpd) (2)	1,143.8	823.0	1,064.3	822.2
Vessels per period	245	218	914	879
Barges per period	730	887	3,228	3,233
Trucks per period	9,361	3,326	30,910	11,307
Rail cars per period	156	1,390	4,914	7,979
________________

(1)	Represents million barrels (“mmbbls”).

(2)	Represents thousands of barrels per day (“mbpd”).

(3)	Amounts do not reflect approximately 0.2 million barrels of storage capacity placed into service in January 2014.

Revenues by service category:
(In thousands)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2013	2012	2013	2012

Storage service fees	$32,824	$23,781	$120,245	$97,591
Throughput fees	23,599	8,328	79,663	29,096
Ancillary service fees	3,731	1,952	11,042	8,810
Total revenues	$60,154	$34,061	$210,950	$135,497

OILTANKING PARTNERS, L.P.
SELECTED FINANCIAL DATA
Non-GAAP Reconciliations
(In thousands)
(Unaudited)

Three Months Ended	Year Ended
December 31,	December 31,
2013	2012	2013	2012

Reconciliation of Adjusted EBITDA and Distributable cash flow from net income:
Net income	$34,512	$15,178	$117,063	$62,645
Depreciation and amortization	5,600	3,828	20,407	15,901
Income tax expense	383	336	1,087	576
Interest expense, net	2,220	558	7,363	1,621
(Gain) loss on disposal of fixed assets	(176)	—	(329)	13
Gain on property casualty indemnification	(303)	—	(303)	—
Other income	(1)	(66)	(13)	(140)
Adjusted EBITDA	$42,235	$19,834	$145,275	$80,616
Interest expense, net	(2,220)	(558)	(7,363)	(1,621)
Income tax expense	(383)	(336)	(1,087)	(576)
Maintenance capital expenditures	(1,216)	(1,276)	(3,111)	(3,682)
Distributable cash flow	$38,416	$17,664	$133,714	$74,737

Cash distributions (1)	$20,469	$15,492	$71,909	$58,560

Distribution coverage ratio	1.88	x	1.14	x	1.86	x	1.28	x

_____________

(1)	Amounts represent cash distributions declared for our limited partner units, general partner interest and incentive distribution rights, as applicable, for each respective period.

Reconciliation of Debt to Adjusted EBITDA Ratio:

Adjusted EBITDA for year ended December 31, 2013	$145,275
Total debt, including current portion at December 31, 2013	$190,800
Debt/Adjusted EBITDA Ratio	1.31	x

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